                                                                     EXHIBIT 11B


                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                JUNE 30               JUNE 30
                                                          --------------------  -------------------
                                                            2000       1999       2000       1999
                                                          --------   --------   --------   --------
Average number of shares to compute basic
     earnings per share                                      47.6       49.5       48.0       49.4

Shares issuable upon assumed exercise of stock
    options, reduced by the number of
    shares which could have been
    purchased with the proceeds from
    exercise of such options                                   .9        1.0         .8        1.0

Common stock issuable upon assumed
     conversion of preferred stock                             .1         .1         .1         .1
                                                          --------   --------   --------   --------

Total shares                                                 48.6       50.6       48.9       50.5
                                                          ========   ========   ========   ========

Net income, as adjusted per basic computation             $  41.5    $  38.1    $  82.1    $  77.3

Add - Dividends paid and accrued on preferred
      stock                                                     --         --         --        --
                                                          --------   --------   --------   --------

Net income, as adjusted                                   $  41.5    $  38.1    $  82.1    $  77.3
                                                          ========   ========   ========   ========

Diluted net income per share                              $    .86   $    .75   $   1.68   $   1.53
                                                          ========   ========   ========   ========


                                       16